Exhibit 10(j)

                                SECOND AMENDMENT
                                       TO
                            JOINT VENTURE AGREEMENT
                                       OF
                             ELGIN RIVERBOAT RESORT


     THIS SECOND AMENDMENT ("Amendment") TO JOINT VENTURE AGREEMENT is made and entered into as of the 1st day of June, 1995 by and among NEVADA LANDING PARTNERSHIP, an Illinois general partnership ("Nevada Group"), and RBG, L.P., an Illinois limited partnership ("Illinois Group").

                              W I T N E S S E T H:

     WHEREAS, the Nevada Group and the Illinois Group (hereinafter each sometimes referred to as a "Partner" and collectively as the "Partners") have heretofore entered into that certain Joint Venture Agreement dated as of December 18, 1992, as amended by that certain First Amendment to Joint Venture Agreement dated July 15, 1993 (hereinafter said Joint Venture Agreement as amended, the "Original Agreement");

     WHEREAS, the individual shareholders of the corporate partners of the Nevada Group have agreed to merge with Circus Circus Enterprises, Inc. ("Circus Circus"), a publicly traded Nevada corporation, pursuant to a transaction (the "Merger") whereby the individual shareholders of the corporate partners of the Nevada Group shall become shareholders of Circus Circus and the corporate partners of the Nevada Group will become wholly owned subsidiaries of Circus Circus;

     WHEREAS, the Partners desire to amend the Original Agreement as hereinafter provided;

     NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

     Section 1.     Definitions.

     1.1 Joint Venture Agreement. Wherever there is a reference to the "Joint Venture Agreement" or the "Agreement", unless the context shall otherwise require, the same shall mean the Original Agreement as hereby amended.

     1.2 Other Defined Terms. Wherever in this Amendment terms are used which are defined in the Original Agreement, all such terms shall, unless otherwise herein expressly provided, or unless the context shall otherwise require, have the same meaning as set forth in the Original Agreement.



     Section 2.     Cash Flow Provisions.

     2.1 The definition of "Net Cash Flow" set forth in Section 1.1 of the Original Agreement is hereby deleted in its entirety and the following definition is substituted therefor:

          "Net Cash Flow" shall mean, with respect to any fiscal period of the Joint Venture, the excess, if any, of "Receipts" over "Expenditures". For purpose hereof, the term "Receipts" means the sum of all cash receipts of the Joint Venture from all sources for such period, including capital contributions, net sales proceeds and net financing proceeds. The term "Expenditures" means the sum of (a) all cash expenses of the Joint Venture for such period, (b) the amount of all payments of principal and interest on account of any indebtedness of the Joint Venture, and (c) such reasonable cash reserves as of the last day of such period as the Partners deem necessary for any operating expenditure (such operating expenditure cash reserves shall not exceed Three Million Dollars ($3,000,000.00) and/or for any capital expenditure (such capital expenditure cash reserves to be in such amounts as established by the Committee from time to time), in each case as otherwise permitted hereunder."

     2.2 Section 6.1 of the Original Agreement is hereby deleted in its entirety and the following new Section 6.1 is substituted therefor:

          "Section 6.1 Net Cash Flow. Subject to the provisions of Section 6.2, the Joint Venture shall distribute to the Partners all of the Net Cash Flow on Thursday of each week, all such distributions to be made in accord-ace with the then Partnership Percentages of the Partners, provided, however, if, as of the date of such distribution, either or both of the Partners shall be obligated with respect to a Default Loan, all distributions otherwise payable to such Partner shall be paid to the Contributing Partner which has advanced the Default Loan to be applied first to accrued and unpaid interest and then to the principal of the Default Loan."












      Section 3.     Transfer Provisions.

      3.1 Section 9.1 of the Original Agreement is hereby deleted in its entirety and the following new Section 9.1 is substituted therefor:

           "9.1  Right to Transfer/Exceptions.
           Except as otherwise herein in this Article IX provided, there shall be no restriction on the right, power of authority of any Partner to sell, transfer, convey or assign its Partnership Interest. Notwithstanding the foregoing, a Partner may not pledge, collaterally assign or otherwise encumber in any way all or any part of its Partnership Interest in the Partnership without the prior written consent of the other Partner (which consent may be given or withheld by such other Partner in its sole and absolute discretion)."

     3.2 Section 9.2 of the Original Agreement is hereby deleted in its entirety and the following new Section 9.2 is substituted therefor:

           "9.2  Permitted Pledge of Proceeds.
           Except as otherwise provided in Sections 9.3 and /or
           9.4 hereof, a Partner shall be permitted to pledge, encumber or collaterally assign its right to receive proceeds or distributions from the Joint Venture (a "Collateral Assignment") in connection with a credit facility or other financial arrangement provided such Partner and its assignee each notifies the other Partner in writing of such Collateral Assignment concurrently with or prior to such Collateral Assignment. If a Partner enters into a Collateral Assignment with respect to a financing or other transaction and thereafter a default or event of default occurs with respect to such Partner (the "Default Partner") in such transaction, (a) such Default Partner and its assignee shall each immediately notify the other Partner of the occurrence of such default or event of default and (b) during the pendency of such default or event of default neither the Default Partner nor its assignee shall have the right to designate or elect any member of the Committee, with the size of the Committee being reduced during the pendency of such default by the number of members which the Default Partner would otherwise have been entitled to appoint."










     3.3 Section 9.4 of the Original Agreement shall be amended by adding the words "without the prior written consent of the Committee" after "(i)", "(iv)", and "(vi)".

          Section 4. Acknowledgement. The Illinois Group hereby acknowledges and consents to the Merger transaction and the resulting change in ownership of the Nevada Group.

          Section 5. No other Changes. Except as otherwise expressly provided, all of the terms and provisions of the Original Agreement shall continue in full force and effect. In the event any of the provisions of this Agreement shall be inconsistent, or be in conflict, with any of the provisions of the Original Agreement, the Provisions of this Amendment shall prevail.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

PARTNERS:

RBG, L.P., an Illinois limited     NEVADA LANDING PARTNERSHIP
partnership, by its general         an Illinois general partnership
partner                             by a general partner thereof

HCCA CORPORATION, a                 GOLDSTRIKE INVESTMENTS, INC.,
Delaware corporation                a Nevada corporation


By:RICHARD L. SCHULZE               By:DAVID R. BELDING
   Richard L. Schulze                  David R. Belding
   Vice President                      President